Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made this 7th day of February, 2011 between AutoInfo, Inc., a Delaware corporation (“Auto”) and Harry M. Wachtel, an individual residing at 726 Havana Drive, Boca Raton, Florida 33487 (“Mr. Wachtel”).

WHEREAS, Mr. Wachtel is currently the president and chief executive officer of Auto;

WHEREAS, Mr. Wachtel and Auto are parties to an employment agreement dated as of January 1, 2007, which was amended as of May 11, 2009 (the “Employment Agreement”), setting forth the terms and conditions of Mr. Wachtel’s employment with Auto; and

WHEREAS, the parties desire to amend and restate the Employment Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto hereby agree as follows:

1.             Employment.  Auto hereby employs Mr. Wachtel as its president and chief executive officer and Mr. Wachtel hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.    The Board of Directors of Auto (the “Board”) shall use its best efforts to vote or recommend to the stockholders of Auto, as applicable, that during the Employment Term (as defined herein): (i) Mr. Wachtel continue as chairman, chief executive officer and president of Auto, (ii) Mr. Wachtel continue as president of Sunteck Transport Co., Inc., a wholly owned subsidiary of Auto (“Sunteck”), (iii) Mr. Wachtel be elected to and continue on the board of directors of each subsidiary of Auto as he may select and (iv) if the Board or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board) that Mr. Wachtel shall be a member of any such committee.

2.             Duties and Responsibilities.  Mr. Wachtel shall be the president and chief executive officer of Auto and president of Sunteck.  Mr. Wachtel shall report to and be subject to the direction of the Board and shall perform such duties as may be assigned to him from time to time by the Board; provided, that such duties shall be consistent with past practice and shall be of a nature consistent with the dignity and authority of the positions of president and chief executive officer.  During the Employment Term Mr. Wachtel shall, subject to Auto’s vacation policy, devote substantially all of his normal business time and attention to the businesses of Auto and its subsidiaries and affiliates and shall perform such duties in a businesslike manner, all for the purpose of advancing the business of Auto and its subsidiaries and affiliates.  Nothing contained in this Agreement shall be deemed to prohibit Mr. Wachtel from devoting a nominal amount of his time to his (and his family’s) personal investments; provided, however, that, in case of conflict, the performance of Mr. Wachtel’s duties under this Agreement shall take precedence over his activities with respect to such investments.

3.             Term.  The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2015 (the “Employment Term”).

4.             Compensation.  Auto shall pay to Mr. Wachtel a salary at the rate of $250,000 per year (“Base Compensation”), payable in accordance with Auto’s customary payroll policy in effect from time to time, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Mr. Wachtel.

5.             Bonus.  In addition to the compensation provided for in Paragraph 4 of this Agreement, during the Employment Term Auto shall pay to Mr. Wachtel: (a) annual cash bonuses in an amount equal to ten percent (10%) of the first $1,250,000 of Auto’s consolidated combined pre-tax profit, excluding the effect of any non-cash compensation based upon the issuance of stock options and/or warrants (“Operating Profit”), plus an additional five percent (5%) of any Operating Profit in excess of $1,250,000 (collectively, the “Annual Bonus”); and (b) such other bonuses as determined in the sole discretion of the Board based upon the achievement of specific objectives mutually determined by the Board and Mr. Wachtel.  The Annual Bonus, if any, for each year during the Employment Term shall be paid not later than March 31st of the subsequent year, however, during each year of the Employment Term Mr. Wachtel shall be entitled to quarterly advances in the cumulative amount equal to ninety percent (90%) of the projected Annual Bonus based upon the Operating Profit of the quarterly period then ended (the “Cumulative Advances”) which shall be paid within 45 days of the close of each quarterly period.  There shall be a quarterly true-up of Cumulative Advances paid each year beginning with the second quarter of each such year and if it is determined that the Cumulative Advances then paid to date are in excess of the amount due based on the aggregate Operating Profit for the quarterly periods then ended, Auto shall be entitled to immediately deduct any such excessive amount from any future Base Compensation payable to Mr. Wachtel.  The Cumulative Advances for any such year shall be applied against the Annual Bonus for that year and in the event the Cumulative Advances paid during any such year exceeds the actual Annual Bonus payable for that year, Mr. Wachtel shall promptly reimburse Auto an amount equal to the difference between the amount of Cumulative Advances received during such year and the actual Annual Bonus amount payable for that year.  Notwithstanding the foregoing, in no event shall the total annual Base Compensation and Annual Bonus payable to Mr. Wachtel for any calendar year exceed $750,000 except as may be determined by the Board in its sole discretion.

6.             Principal Office.  Mr. Wachtel shall render his services hereunder primarily at Auto’s executive offices, to be located within the 25 mile radius of Boca Raton, Florida.  If Auto’s executive offices shall be relocated to any location outside of the 25 mile radius of Boca Raton, Florida, Auto shall reimburse Mr. Wachtel for any and all reasonable moving expenses actually incurred by him.

7.             Expenses and Benefits.

(a) Auto shall reimburse Mr. Wachtel for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including, without limitation, expenses in connection with cellular telephone or other wireless communications, travel and entertainment, upon presentation of appropriate documentation therefore.  Subject to the foregoing, Mr. Wachtel will be entitled to business-class travel and accommodations while traveling in connection with Auto’s business.

(b) Auto recognizes that Mr. Wachtel will be required to incur significant travel in rendering services to Auto hereunder and in connection therewith Auto shall, during the Employment Term, provide Mr. Wachtel with an automobile allowance of $1,500 per month which the parties agree shall be used to pay all of the expenses associated with the operation of an automobile including, without limitation, maintenance, repair and insurance costs.

(c) Mr. Wachtel shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to executive officers of Auto.

(d) Mr. Wachtel shall be entitled to participate, subject to classification requirements, in other benefit plans, such as pension, stock purchase, stock option, savings, bonus and profit sharing plans, which are from time to time applicable to Auto’s executive officers.

(e) During the Employment Term, Mr. Wachtel shall be entitled to four (4) weeks of fully paid vacation per annum.  Mr. Wachtel will be entitled to his regular compensation on all regularly scheduled Auto holidays.

(f) Auto shall indemnify Mr. Wachtel (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and Mr. Wachtel shall be entitled to the protection of any insurance policies Auto may elect to maintain generally for the benefit of its officers and/or executives, against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an officer and/or executive of Auto and its subsidiaries and affiliates.

Collectively, the items referred to in paragraphs (b)-(f) of this Section 7 shall hereinafter be referred to as “Employee Benefits.”

8.             Termination and Termination Benefits.

(a) Termination by Auto.

(i) Notwithstanding any provision contained herein, Auto may terminate Mr. Wachtel’s employment hereunder at any time during the Employment Term for “cause”.  For purposes of this Agreement, "cause" shall mean: (a) the continuing failure (after receipt of written notice from Auto) by Mr. Wachtel to substantially perform his duties hereunder for any reason other than total or partial incapacity due to Disability (as hereinafter defined) which failure to perform demonstrably causes harm to Auto; (b) gross negligence or willful misconduct on the part of Mr. Wachtel in the performance of his duties hereunder that demonstrably causes harm to Auto; and (c) the conviction of Mr. Wachtel, by a court of competent jurisdiction, of a felony or other crime involving moral turpitude.  Termination pursuant to this subsection 8(a)(i) shall be effective immediately upon giving Mr. Wachtel written notice thereof stating the reason or reasons therefore with respect to clause (c)  above, and 30 days after receipt of written notice thereof from Auto to Mr. Wachtel specifying the (x) acts or omissions constituting the failure, gross negligence or willful misconduct and (y) harm to Auto and requesting that they be remedied with respect to clauses (a) and (b) above, but only if Mr. Wachtel has not substantially cured such failure, gross negligence or willful misconduct within such 30 day period.  In the event of a termination pursuant to this subsection 8(a)(i), Auto shall pay Mr. Wachtel his Base Compensation and Employee Benefits that have actually accrued to the final date of his employment with Auto (the “Termination Date”).  Any unvested stock options of Auto owned by Mr. Wachtel shall be terminated as of the Termination Date; and any vested and unexercised stock options owned by Mr. Wachtel shall remain exercisable for a ninety (90) day period from the Termination Date.

(ii) If, during the Employment Term Mr. Wachtel shall be unable substantially to perform the duties required of him pursuant to the provisions of this Agreement due to any physical or mental disability which is in existence for a period of ninety (90) consecutive days or for any one hundred and eighty (180) days, in either case, in any twelve (12) consecutive months during the term hereof, Auto shall have the right to terminate Mr. Wachtel’s employment hereunder by giving not less than thirty (30) days’ written notice to Mr. Wachtel, at the end of which time Mr. Wachtel’s employment shall be terminated; provided, however, that if Mr. Wachtel commences to perform the duties required by this Agreement within such 30-day period and performs such services for 25 out of 30 of the ensuing business days, then such notice shall be void.  Mr. Wachtel shall retain his status and continue to receive his full compensation (including Base Compensation, Employee Benefits and, if any, Annual Bonus) hereunder during the period prior to any termination hereunder because of a Disability.  As used in this Agreement, the term “Disability” shall mean the inability of Mr. Wachtel to perform his duties under this Agreement by reason of a medical disability, including mental or physical illness, as certified by a physician or specialist appointed by Mr. Wachtel and reasonably acceptable to Auto or, if Mr. Wachtel is or is alleged to be mentally disabled, appointed by Mr. Wachtel’s designee or legal representative.  Upon the occurrence of such termination, Auto shall have no further obligations hereunder, except that Mr. Wachtel shall be entitled to: (a) receive payment of his Base Compensation through the Termination Date; (b) a pro-rata portion of (i) any bonus and profit sharing plan contribution pursuant to Section 7(d) hereof and (ii) his Annual Bonus, if any, to which Mr. Wachtel would have been entitled for the year in which such Disability occurs; (c) immediate vesting and exercisability of any unvested stock options of Auto owned by Mr. Wachtel as if Mr. Wachtel’s employment hereunder was terminated without cause or for Good Reason as provided in Section 8(b)(iii) of this Agreement; and (d) receive the benefits pursuant to Section 7(c) hereof, to the extent available, for the full Employment Term; provided, however, that any compensation to be paid to Mr. Wachtel pursuant to this subsection 8(a)(ii) shall be offset against any payments received by Mr. Wachtel pursuant to any policy of disability insurance the premiums of which are paid for by Auto.  Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 27 U.S.C.S. §2601 et seq., and the Americans With Disabilities Act, 42 U.S.C.S. §12101 et seq.

(b) Termination by Mr. Wachtel

(i) Mr. Wachtel may terminate his employment hereunder at any time during the Employment Term for “Good Reason” upon 30 days’ written notice to Auto (during which period Mr. Wachtel shall, if requested in writing by Auto, continue to perform his duties as specified under this Agreement).  “Good Reason” shall mean: (a) Auto’s failure to make any of the payments or provide any of the material benefits to Mr. Wachtel under this Agreement; (b) a material reduction in Mr. Wachtel’s duties or authority; or (c) Auto shall materially breach any material term of this Agreement; provided, however, that Auto has not cured, or made substantial efforts to cure, any such events within the aforementioned 30 day period.

(ii) If there shall occur a “Change in Control” (as hereinafter defined), then Auto may terminate Mr. Wachtel’s employment hereunder by written notice to Mr. Wachtel within five (5) business days of the occurrence of a Change in Control and on the Termination Date any unvested stock options of Auto owned by Mr. Wachtel shall immediately vest and become exercisable as if Mr. Wachtel’s employment hereunder was terminated without cause or for Good Reason as provided in Section 8(b)(iii) below.  Upon the occurrence of a Change in Control, whether or not Mr. Wachtel’s employment with Auto or any successor to Auto continues thereafter, Auto shall make a lump sum cash payment to Mr. Wachtel equal to one and one-half times of his Base Compensation, plus one and one-half times of his average Annual Bonus for the prior two years, payable  in accordance with Section 8(d) of this Agreement.  A “Change in Control” shall be deemed to occur upon: (a) the sale by Auto of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) the consolidation or merger of Auto with any person as a result of which merger Auto is not the surviving entity and with respect to which persons who were the stockholders of Auto immediately prior to such consolidation or merger do not, immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of directors of the consolidated or merged company’s then outstanding voting securities; or (c) a tender offer, merger, consolidation, sale of assets or contested election or any combination of the foregoing transactions in which the persons who were directors of Auto immediately before the transaction cease to constitute a majority of the Board or any successor to Auto.  An “affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

(iii) If Mr. Wachtel’s employment hereunder is terminated by: (a) Auto without cause; or (b) Mr. Wachtel for Good Reason, Auto shall pay to Mr. Wachtel all compensation, bonuses and benefits that he is entitled to under this Agreement for the remainder of the Employment Term.  In the event of such termination, any unvested stock options of Auto owned by Mr. Wachtel shall immediately vest and become exercisable, which options, together with any other exercisable options shall remain exercisable: (a) if they are nonqualified stock options, until the later of the first anniversary of the Termination Date or the scheduled expiration date of such options; or (b) if they are incentive stock options, until ninety (90) days after the Termination Date.

(iv) Mr. Wachtel may terminate his employment hereunder at any time during the Employment Term without Good Reason upon sixty (60) days’ written notice to Auto.  If Mr. Wachtel terminates his employment without Good Reason, Auto shall pay Mr. Wachtel his Base Compensation and Employee Benefits that have actually accrued to the effective date of such termination.  Any unvested stock options of Auto owned by Mr. Wachtel as of the Termination Date shall be terminated as of such date; and any vested stock options which have not been exercised by Mr. Wachtel by the Termination Date shall remain exercisable for ninety (90) days from such date, at which time such options shall terminate to the extent they have not been previously exercised.

(c) In the event Mr. Wachtel’s employment hereunder is terminated by reason of his death, Auto shall have no further obligations hereunder, except that Mr. Wachtel’s estate shall be entitled to: (i) receive payment of: (a) his Base Compensation and Employee Benefits through the end of the third month following the month in which such death occurs, and (b) a pro-rata share of (x) any bonus and profit sharing plan contributions pursuant to Section 7(d) hereof and (y) his Annual Bonus, if any, to which Mr. Wachtel would have been entitled for the year in which his death occurs; and (ii) the immediate acceleration of vesting and exercisability of any unvested stock options of Auto owned by Mr. Wachtel, which options, together with any other vested and exercisable options, shall remain exercisable by Mr. Wachtel’s estate until the earlier of the first anniversary of his date of death or the scheduled expiration date of any such options.

(d) Notwithstanding anything to the contrary in this Agreement, any payments to which Mr. Wachtel shall be entitled under this Section 8, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Termination Date; provided, however, that if Mr. Wachtel is a “specified employee” of Auto within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)(or any successor provision), no payment under this Section 8 in connection with Mr. Wachtel’s termination of employment (other than a payment of Base Compensation through the Termination Date, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the Termination Date (or, if earlier, his date of death); provided further, if Auto determines based upon written advice of counsel that any such payment if made during the calendar year that includes the Termination Date would not be deductible in whole or in part by reason of Code Section 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if Mr. Wachtel is a "specified employee").

(e) If the amount of any payment due to Mr. Wachtel under this Section 8 cannot be finally determined within thirty (30) days after the Termination Date, such amount shall be estimated on a good faith basis by Auto and the estimated amount shall be paid thirty (30) days after the Termination Date (or on such later date as may be determined under the immediately preceding paragraph).  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from Mr. Wachtel shall be made as promptly as practicable.

(f) Mr. Wachtel shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation or benefit earned by Mr. Wachtel after termination of his employment.

9.             Non-Competition.  Mr. Wachtel covenants and agrees that during his employment hereunder and for: (a) the twelve month period after his employment hereunder is terminated by Auto for cause pursuant to Section 8(a)(i) or Disability pursuant to Section 8(a)(ii) or by Mr. Wachtel without Good Reason; or (b) the period after his employment hereunder is terminated and during which Mr. Wachtel receives his Base Compensation pursuant to the terms of Section 8(b)(iii) hereof, he will not, without the prior written consent of the Board, which may be withheld in the Board’s sole discretion: (i) compete with the business of Auto or any of its subsidiaries or affiliates (as such business is operated as of the date of termination of this Agreement) and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of Auto or any of its subsidiaries or affiliates (as such business is operated as of the date of termination of this Agreement); provided, however, that Mr. Wachtel may own up to five (5%) percent of the capital stock of any publicly traded corporation in competition with the business of Auto or any of its subsidiaries or affiliates; and (ii) divert, take away or interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates.  In the event Auto determines not to renew or extend the Employment Term, upon the expiration of the Employment Term, the provisions of this Section 9 shall no longer be applicable; provided, however, that for the twelve month period following the expiration of the Employment Term Mr. Wachtel shall not divert, take away or interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates.  In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.  Mr. Wachtel acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Mr. Wachtel to comply with the covenant, Auto would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and Auto, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.  The provisions of this Section 9 shall no longer be applicable if (x) Auto ceases to have any business activities or (y) Auto fails, after the termination of Mr. Wachtel’s employment hereunder, to make any of the payments required by Section 8 of this Agreement.

10.           Confidential Information.  Mr. Wachtel recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of Auto including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of Auto.  Except in the ordinary course of business or as required by law, Mr. Wachtel shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information, other than information: (a) already in the public domain or that becomes public knowledge otherwise than by an act or omission of Mr. Wachtel; (b) that is or becomes available to Mr. Wachtel without obligation of confidence from a source having the legal right to disclose such information; (c) that is already in the possession of Mr. Wachtel in documented form without an obligation of confidence and was not received by Mr. Wachtel as a result of Mr. Wachtel’s prior relationship with Auto; or (d) in the opinion of Mr. Wachtel’s counsel, that is required to be disclosed by applicable law or legal process as long as Mr. Wachtel promptly notifies Auto of such pending disclosure.  In addition, Mr. Wachtel specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that Auto, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

11.           COBRA.  In the event of Mr. Wachtel’s death, the termination of his employment hereunder without cause, upon a Change in Control or for Good Reason, Auto shall make all COBRA medical premium payments for the longer of the maximum period for which COBRA coverage is available to Mr. Wachtel or the remainder of the Employment Term; provided, however, if the period remaining on his Employment Term is in excess of the maximum period for which COBRA coverage is available Auto shall reimburse Mr. Wachtel or his estate, as applicable, for the cost of the premiums for a comparable medical insurance plan.

12.           Life Insurance.  Mr. Wachtel agrees that at any time and from time to time during the Employment Term, he will, at the request and at the expense of Auto, cooperate with Auto in obtaining insurance on his life up to $3 Million for the benefit of Auto and/or its stockholders.  At the request of Auto, Mr. Wachtel will take such actions and execute and deliver such documents that may be reasonably required in connection with the obtaining of such insurance.  Mr. Wachtel acknowledges that Auto, and its stockholders have an insurable interest in his life.

13.           Opportunities.  During the Employment Term, Mr. Wachtel shall not take any action which might divert from Auto or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present businesses of Auto or any of its subsidiaries or affiliates.

14.           Contents of Agreement, Parties in Interest, Assignment, etc.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.  This Agreement shall not be modified or amended except by a written instrument duly executed by Auto and Mr. Wachtel.

15.           Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

16.           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or by a nationally recognized overnight courier service, or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to Auto
addressed to:	AutoInfo, Inc.
c/o Morse, Zelnick, Rose & Lander, LLP
New York, New York 10022
405 Park Avenue, Suite 1401
Attn: Kenneth S. Rose, Esq.

If to Mr. Wachtel
addressed to:	Harry M. Wachtel
726 Havana Drive
Boca Raton, Florida 33487

or at such other address as the one party shall specify to the other party in writing.

17.           Counterparts and Headings.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.  All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

18.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles.

19.           Arbitration.  Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in Palm Beach County, Florida under the rules and regulations of the American Arbitration Association.  Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.

20.           Costs of Enforcement.  Each of the parties hereto shall pay all reasonable fees and expenses (including attorneys’ fees) incurred by the other party in any contest or dispute arising under this Agreement or in enforcing his or its rights hereunder if such other party is the prevailing party in any such contest, dispute or enforcement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BY ORDER OF THE BOARD OF DIRECTORS:

AutoInfo, Inc.

By:	/s/ William I. Wunderlich	/s/ Harry M. Wachtel
	William I. Wunderlich	Harry M. Wachtel
Chief Financial Officer